AGREEMENT

         This agreement ("Agreement") dated as of this 14th day of February, 2001 is by and between Alfred R. Camner ("Camner") and Earline G. Ford ("Ford").

         WHEREAS, Ford owns, directly or indirectly, the following shares of BankUnited Financial Corporation's Noncumulative Convertible Preferred Stock, Series B (the "Preferred Stock") and Class B Common Stock (the "Class B Stock"):

                              5,000    Preferred Stock
                             90,875    Class B Stock

         WHEREAS, Ford holds options to purchase from the Company 30,550 shares of Class B Stock (the "Initial Options") as follows:

         No. of Class B Stock      Exercise Price        Expiration Date
         --------------------      --------------        ---------------
                10,184                 $3.317                2/20/01
                20,366                 $3.54                 1/31/02

         WHEREAS, Ford has independently determined to and is exercising the Initial Options simultaneously with the execution of this Agreement;

         WHEREAS, Camner wishes to purchase the 5,000 shares of Preferred Stock and the 90,875 shares of Class B Stock that Ford presently owns and the 30,550 shares of Class B Stock that Ford is acquiring by exercise of the Options, and Ford wishes to sell the 5,000 shares of Preferred Stock and 121,425 shares of Class B Stock to Camner;

         WHEREAS, Camner owns, directly or indirectly, shares of BankUnited Financial Corporation Class A Common Stock (the "Class A Stock") in an amount in excess of 80,875 shares;

         WHEREAS, Ford has the right to purchase 338,100 shares of Class B Stock, pursuant to various other stock option agreements (the "Other Stock Option Agreements") as follows:

            No. of Shares          Exercise Price        Expiration Date
            -------------          --------------        ---------------
                27,600                 $7.25                12/11/02
                35,500                 $7.25                12/13/03
                40,500                 $5.73                1/30/05
                40,500                 $5.73                9/30/05
                45,500                 $7.2375              11/14/06
                 5,000                 $7.25                4/01/06

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            No. of Shares          Exercise Price        Expiration Date
            -------------          --------------        ---------------
                 7,500                 $7.25                7/18/06
                45,500                 $7.25                11/14/06
                12,000                 $7.25                5/12/07
                 3,000                 $7.25                6/16/07
                45,500                 $7.25                10/27/07
                 5,000                 $7.25                3/16/08
                25,000                 $7.25                10/14/08

         WHEREAS, Ford and Camner have determined that it is in their respective best interests that upon Ford's election, in her sole discretion, to exercise her rights in whole or in part to acquire shares of Class B Common Stock pursuant to any or all of the Other Stock Option Agreements, that Ford hereby grant Camner a right of first refusal to purchase all or any portion of such shares of Class B Common Stock receivable upon exercise of such Other Stock Option Agreements.

         NOW THEREFORE, it is agreed as follows:

         1.       Initial Purchase and Sale; Purchase Price; Closing.

                  1.1 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Initial Closing (as defined below) Ford shall sell, assign, transfer and deliver to Camner, and Camner shall purchase from Ford all of her right, title and interest in and to the 5,000 shares of Preferred Stock and 40,550 shares of Class B Stock, (together, the "Initial Shares") free and clear of all liens, claims, charges, pledges, security interests or other encumbrances of any nature whatsoever, excluding any applicable legends or restrictions required by U.S. securities laws ("Liens").

                  1.2 Purchase Price. In consideration of the sale, assignment, transfer and delivery of the Initial Shares by Ford, Ford shall be entitled to receive as the purchase price, $360,375 (the "Purchase Price"), by cashier's check or wire transfer.

                  1.3 The Initial Closing. The consummation of the transactions contemplated by Section 1 of this Agreement (the "Initial Closing") shall take place simultaneously with the execution of this Agreement at the offices of Camner, Lipsitz and Poller, P.A., 550 Biltmore Way, Coral Gables, Florida 33134, or at such other time and place as the parties may mutually agree upon. At the Initial Closing, Ford shall effect the sale of the Initial Shares, as herein provided, by delivery to Camner of stock certificates representing the Initial Shares, duly endorsed in blank for transfer and Camner shall effect the purchase of the Initial Shares as herein provided, by delivery to Ford of the Purchase Price as provided in Section 1.2 hereof. In addition, at the Initial Closing the parties shall deliver to each other such other documents and instruments as each party may reasonably request from the other party in order to consummate the transactions contemplated herein.

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

         2. Exercise of Options. On the Initial Closing Date, Ford shall take whatever steps are necessary to exercise the Initial Options simultaneously with the execution of this Agreement.

         3.       Second Purchase and Sale; Purchase Price; Second Closing.

                  3.1 Second Purchase and Sale. Subject to the terms and conditions set forth herein, at Camner's election and request, which shall take place no sooner than six months and no later than seven months after the Initial Closing, Ford shall sell, assign, transfer and deliver to Camner, and Camner shall purchase from Ford, all of her right, title and interest in and to 80,875 shares of Class B Stock (the "Second Shares"), free and clear of Liens.

                  3.2 Purchase Price. In consideration of the sale, assignment, transfer and delivery of the Second Shares by Ford, Camner shall sell, assign, transfer and deliver to Ford 80,875 shares of Class A Stock, free and clear of all Liens.

                  3.3 Second Closing. The consummation of the transactions contemplated by Section 3 of this Agreement (the "Second Closing") shall take place at a date to be selected by Camner which shall be no sooner than six months and no later than seven months from the date of the Initial Closing, at the offices of Camner, Lipsitz and Poller, P.A. or at such other time and place as the parties may mutually agree upon. At the Second Closing, Ford shall effect the sale of the Second Shares to Camner and Camner shall effect the sale of 80,875 shares of Class A Stock to Ford in the same manner as provided for the sale of the Initial Shares in Section 1.3 hereof.

         4.       Right of First Refusal.

                  4.1 Right of First Refusal. Except as set forth in Schedule A, Ford hereby grants Camner an exclusive right of first refusal to purchase any or all shares of Class B Stock now owned or hereafter acquired by Ford, including any shares of Class B Stock acquired by Ford pursuant to stock splits, stock dividends or similar events, and the exercise of any of the Other Stock Option Agreements (collectively, the "Additional Stock"). In the event that Ford desires to sell, transfer or dispose of shares of such Additional Stock, Ford will give Camner written notice of her intent to sell (each, a "Disposition Notice"), which shall describe the number of shares of Additional Stock to be disposed of (the "Subject Shares") and the manner of disposition, provided however that no such Disposition Notice shall be sent and no sale shall be consummated sooner than six months and 15 days after the Second Closing, nor sooner than six months and fifteen days from any previous Disposition Notice.

                  4.2 Exercise of Rights. Camner shall notify Ford within two business days of the date the Disposition Notice is received, whether he intends to purchase the Subject Shares. If Camner elects to purchase any or all of the Subject Shares, then the per share purchase price (the "Price Per Share") will be the average of the high and low sale prices of the Class A Stock as quoted on NASDAQ on the day prior to the closing of the purchase, or if no trades occur on such day, on the last day that the Class A Stock was traded on NASDAQ prior to the date of the closing of the

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

purchase. Alternatively, at Camner's option, some or all of the purchase price may be paid in Class A Stock, valued on a one for one basis with the Class B Stock. The closing on the purchase will be the next business day after Camner notifies Ford of his election to purchase the Subject Shares. If the Closing does not occur on such date for any reason not caused by Ford, but does occur within five business days thereafter, and the per share price (determined in the manner set forth herein) on the day of the Closing is less than the per share price on the third business day after the Disposition Notice, then Camner will reimburse Ford for the difference in the per share price multiplied by the number of Subject Shares. The procedures for the Exercise of Options and Purchase/Sale of Additional Stock are set forth in Exhibit A.

                  4.3 Effect of Non-Exercise. In the event Camner declines to purchase some or all of the Additional Stock, Ford agrees to convert any of the Additional Stock into shares of Class A Common Stock prior to sale to a third party. The right of first refusal shall be applicable each time that Ford determines to sell any of the Additional Stock, including any of the Subject Shares which Ford does not sell within 10 business days of the Notice, and Camner's refusal to buy shall not negate his rights as to future purchases.

         5. Grant of Irrevocable Proxy. Except with respect to those shares set forth in Schedule A, Ford hereby irrevocably constitutes and appoints Camner as her proxy, with full power of substitution, and grants Camner an irrevocable proxy, coupled with an interest, to vote or take any action by consent, in Camner's sole discretion, with respect to all shares of Class B Common Stock or other securities now or hereafter held by Ford and subject to this Agreement.

         6.       Restrictions on Transfer or Conversion of Class B Stock by
                  Ford.

                  6.1 Except as otherwise provided in this Agreement, or on Schedule A, Ford will not sell, assign, transfer, pledge, hypothecate, or otherwise encumber or dispose of in any way, including by conversion into Class A Stock, all or any part of any interest in shares of Class B Stock now or hereafter owned or held by Ford unless requested to do so by Camner by written notice and any such sale, assignment, transfer, pledge, hypothecation or other encumbrance or disposition or conversion (into Class A Stock) of Class B Stock by Ford shall be null and void, and the Company shall notify the Transfer Agent for its securities not to accept or recognize any transfer not in accordance with this Agreement.

                  6.2 Restrictive Legends. Except as provided in Schedule A, upon the execution of this Agreement, the certificates representing the shares and other securities subject hereto shall be surrendered to the Company or its transfer agent and registrar, and endorsed (in addition to any other applicable endorsements or legends) substantially as follows:

                  "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE RESTRICTIONS IN AN AGREEMENT, DATED AS OF FEBRUARY 14, 2001, BY AND BETWEEN ALFRED R. CAMNER AND EARLINE G. FORD. SUCH AGREEMENT GRANTS ALFRED R. CAMNER

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

         CERTAIN OPTIONS AND RIGHTS TO PURCHASE THE SECURITIES REPRESENTED HEREBY, LIMITS OTHER TRANSFERS CONVERSIONS OR EXCHANGES OF SUCH SECURITIES OR ANY INTEREST THEREIN, AND GRANTS ALFRED R. CAMNER AN IRREVOCABLE PROXY COUPLED WITH AN INTEREST TO VOTE SUCH SECURITIES. A COPY OF THIS AGREEMENT IS ON FILE IN THE REGISTERED OFFICE OF THE COMPANY WHERE IT MAY BE INSPECTED. NO TRANSFER OR ENCUMBRANCE OF THE SHARES REPRESENTED HEREBY OR ANY INTEREST THEREIN MAY BE MADE EXCEPT IN ACCORDANCE WITH SUCH AGREEMENT."

         In addition, the certificates may bear such additional legends as Camner may reasonably require to effect this Agreement, including, without limitation, legends required by, or appropriate with respect to the rules and regulation of, any federal, foreign or other securities authorities. After endorsement, the certificates shall be returned Ford who shall, subject to the terms of this Agreement, otherwise shall be entitled to exercise all right of ownership of such securities. All certificates for securities that are subject to this Agreement hereafter newly issued or transferred during the term of this Agreement shall bear similar legends.

                  6.3 Restrictions in Books and Records. A copy of this Agreement shall be provided to the Company which shall maintain copies at its registered and principal offices. The Company and its transfer agent and registrar shall be instructed to restrict transfers of the securities covered hereby and any interest therein to only those transfers expressly permitted hereunder, and not to make any transfers of such securities or any interest therein in any manner inconsistent herewith.

         7. Termination. This Agreement shall terminate at such time as Ford no longer owns any Class B Stock nor has any rights to purchase any Class B Stock; provided, however, that it shall terminate upon a change in control (as defined in the Other Stock Option Agreements) pursuant to which the Class B Stock will be converted into cash.

         8.       Miscellaneous.

                  8.1 Notices. Any notice, request or other communication required or permitted under this Agreement shall be in writing and shall be delivered personally or sent by certified mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below their names (or at such other addresses as shall be specified by the parties by like notice).

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

                  If to Camner:

                           Mr. Alfred Camner
                           BankUnited Financial Corporation
                           255 Alhambra Circle
                           Coral Gables, Florida 33134

                  If to Ford:

                           Mrs. Earline Ford
                           20490 N.E. 22nd Court
                           Miami, Florida 33180-1343

                  8.2 Further Assurances. The parties shall deliver any and all other instruments or documents required to be delivered pursuant to, or necessary or proper in order to give effect to, the provisions of this Agreement, including without limitation, all necessary stock powers and such other instruments of transfer as may be necessary or desirable to transfer ownership of the shares and to consummate the transactions contemplated by this Agreement.

                  8.3 Entire Agreement. This Agreement contains every obligation and understanding between the parties relating to the subject matter hereof and supercedes all prior discussions, negotiations and agreements, if any, between them, and none of the parties shall be bound by any representations, warranties, covenants, or other understandings, other than as expressly provided or referred to herein.

                  8.4 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, legal representatives, successors and permitted assigns. No party hereto may assign this Agreement or any rights hereunder, in whole or in part, except that Buyer may assign this Agreement to any of its Affiliates; provided, however, that any assignee shall assume the assignor's obligations hereunder, and no such assignment shall release the assigning party from its obligations hereunder without the prior written consent of the other parties hereto.

                  8.5 Stock Split, Stock Dividend, Recapitalization. In the event that there is a change (or a record date has been established for a change) in the number or kind of shares of Class A Stock or Class B Stock (together the "Common Stock") issued and outstanding prior to the Initial Closing, the Second Closing or Camner's exercise of his Rights of First Refusal pursuant to Section 4, as a result of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction with respect to the outstanding Common Stock, then the Common Stock to be purchased and sold by Camner and Ford and the prices for same shall be similarly adjusted.

         8.6 Waiver and Amendment. Any representation, warranty, covenant, term or condition of this Agreement which may legally be waived, may be waived, or the time of

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

performance thereof extended, at any time by the party hereto entitled to the benefit thereof, and any term, condition or covenant hereof may be amended by the parties hereto at any time. Any such waiver, extension or amendment shall be evidenced by an instrument in writing executed on behalf of the appropriate party. No waiver by any party hereto of its rights under any provision of this Agreement shall constitute a waiver of such party's rights under such provisions at any other time or a waiver of such party's rights under any other provision of this Agreement. No failure by any party hereto to take any action against any breach of this Agreement or default by another party shall constitute a waiver of the former party's right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other party.

                  8.7 No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

                  8.8 Severability. In the event that any one or more of the provisions contained in this Agreement shall be declared invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect, and such invalid, void or unenforceable provision shall be interpreted as closely as possible to the manner in which it was written.

                  8.9 Expenses. All expenses (including, without limitation, legal fees and expenses, broker and finder fees, and fees and expenses of accountants) incurred by each party in connection with the transactions contemplated hereby will be borne by the party incurring such expense.

                  8.10 Headings. Article titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

                  8.11 Counterparts. This Agreement may be executed in two counterparts, both of which shall be deemed an original but both of which together shall constitute one and the same instrument.

                  8.12 Injunctive Relief. The parties acknowledge and agree that the breach or threatened breach of a party's obligations hereunder may result in irreparable damage to the nonbreaching party. Accordingly, the parties agree that in the event of a breach or attempted breach of this Agreement, the nonbreaching party shall be entitled to equitable relief including, without limitation, a temporary restraining order, injunctive relief, specific performance or other equitable remedies in addition to all other remedies provided hereunder or available to the parties hereto at law or in equity.

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                  8.13 Governing Law. This Agreement has been entered into and shall be construed and enforced in accordance with the laws of the State of Florida without reference to the choice of law principles thereof.

         IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Agreement as of the day and year first above written.

                                           /s/ Alfred R. Camner
                                           -------------------------------------
                                                           ALFRED R. CAMNER

                                           /s/ Earline G. Ford
                                           -------------------------------------
                                                           EARLINE G. FORD

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                                   Schedule A

1. BankUnited Financial Corporation Stock Certificate #BUB0200 for 25,894 shares of BankUnited Class B Stock is being held as collateral by Kislak National Bank in connection with two loans to Earline G. Ford in the amounts of $150,000 and $90,000. Part of the proceeds from the Initial Closing will be used to pay off this loan, at which time the shares represented by this Certificate shall be subject to all the restrictions set forth in the Agreement.

2. The Stock Option which expires on December 11, 2002 is for the purchase of a total of 36,500 shares of Class B Common Stock, including 11,500 shares which are not subject to any of the provisions of this Agreement. The right to purchase the remaining 27,000 shares is subject to this Agreement.

3. Shares held by Gruntal & Co., LLC in an IRA account will not be subject to Section 6.2.

                                    Exhibit A

    Procedures For Exercise of Options and Purchase/Sale of Additional Stock

1. No later than the next business day following notification of his election to purchase the Subject Shares, Camner will order that registered ownership of the shares of Class A Stock to be paid as the purchase price to Ford be transferred on the records of BankUnited Financial Corporation's (the "Company's") transfer agent, and order delivery of physical or electronic evidence of Ford's ownership to Ford's designated brokerage account. Camner will advise the Company and the transfer agent in writing of the date of transfer of the Class A Stock (the "Date of Transfer").

2. Ford will provide written notice to the Company exercising the options for the Subject Shares, and identifying the options by optionee, date of grant, number of shares, class of stock and exercise price. The notice shall also include an authorization and release, in form satisfactory to the Company, authorizing the Company to issue the Subject Shares registered to Camner's ownership and deliver such shares to Camner, and releasing the Company from any liability for such issuance and delivery.

3. On the same date that Ford gives the Company notice of her option exercise, Camner will deliver a guarantee to the Company, in a form satisfactory to the Company, guaranteeing payment of Ford's option exercise price, including any federal income tax, social security and medicare tax payments required.

4. The Company will instruct its transfer agent in writing to issue the Subject Shares registered to Camner's ownership as of the Date of Transfer, and deliver the certificates for the Subject Shares to Camner. The instructions shall include Camner's name, address, tax identification number and delivery instructions.

5. The full option exercise price, including any federal income tax, social security and medicare tax payments required, shall be paid to the Company as soon as possible after the exercise of the options, but in no event later than the earlier of either 7 business days after the exercise of the option, or the last business day of the calendar quarter during which the options are exercised.

6. Camner will hold the Company harmless from and against any claims, suits or actions arising as a result of its actions, inactions or omissions in regard to these procedures.

Agreed to:

BankUnited Financial Corporation

By:/s/ Humberto Lopez
   --------------------------------------------------

                                   Addendum to
                        Agreement Dated February 14, 2001

         This Addendum is made by and between Alfred R. Camner and Earline G. Ford and is hereby attached to and incorporated by reference into the Agreement dated as of the 14th day of February, 2001 (the "Agreement") by and between Camner and Ford. This Addendum is effective as of February 14, 2001 (the "Effective Date").

         WHEREAS, Ford is selling Camner, at the Initial Closing, 5,000 shares of Noncumulative Convertible Preferred Stock, Series B, of which 2,500 shares (the "Series B IRA Shares") are held in Ford's IRA account; and

         WHEREAS, in order to avoid a taxable transaction under the rules governing IRA accounts, the cash purchase price of the Series B IRA Shares must be paid directly by Camner to Ford's IRA account; and

         WHEREAS, the Agreement provides for a Second Closing, if Camner elects to purchase additional shares, at which time Ford will sell Camner additional shares of stock, including shares of Class B Common Stock held in Ford's IRA account (the "Class B IRA Shares"), for a purchase price payable in shares of Class A Common Stock;

         NOW, THEREFORE, BE IT MUTUALLY UNDERSTOOD AND AGREED AS FOLLOWS:

         1. Notwithstanding any provisions of the Agreement to the contrary $28,125 (Twenty-eight thousand one hundred twenty-five Dollars) of the total purchase price of $360,375 payable by Camner at the Initial Closing shall be paid by Camner to Ford's IRA account.

         2. In the event that Camner inadvertently pays Ford or any account of Ford other than her IRA account, any portion of the purchase price of the Series B IRA Shares, Ford shall immediately return such payment to Camner for payment by Camner directly to Ford's IRA account.

         3. Notwithstanding any provision of the Agreement to the contrary, if Camner elects to purchase additional shares, at the Second Closing Camner shall deliver 4,338 shares of the total purchase price of 80,875 shares of Class A Common Stock to Ford's IRA account in payment of the purchase price for the Class B IRA Shares.

         4. All terms used but not defined herein shall have the meanings specified in the Agreement.

         IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Addendum as of the Effective Date hereof.

                                           /s/ Alfred R. Camner
                                           -------------------------------------
                                                           ALFRED R. CAMNER

                                           /s/ Earline G. Ford
                                           -------------------------------------
                                                           EARLINE G. FORD